Schroders

Group Personal Account Dealing Policy Global Head of Compliance February 2020

Contents

1.	Executive Summary	3

2.	Why is it necessary?	3

3.	Scope	3

4.	Policy requirements	4

5.	Dealing Restrictions	7

6.	Staff Risk Levels	8

7.	Non-Compliance and Schroders Breach Framework	10

8.	Exemptions and Derogations	10

9.	Local PA Dealing Rules	11

10.	Ownership and document approval	12

11.	Review and Approval Schedule	12

12.	Appendix – Rules in relation to Schroders plc shares	13

Group Personal Account Dealing Policy     2

1. Executive Summary

This policy sets out Schroders’ principles governing personal account (‘PA’) dealing in financial instruments, including Schroders plc shares. These requirements are modified in some countries as explained in Section 9.

Specific rules in relation to Schroders plc shares are included in the Appendix, which apply to all Staff globally including contractors of any contract length and non-executive Directors of Schroders Group companies.

‘US Access Persons’ associated with our US Securities and Exchange Commission (SEC) regulated entities (currently Schroder Investment Management North America Limited (“SIMNA”), Schroder Wealth Management US Ltd (“SWUSL”) and our SEC regulated US based entities) are subject to the US Code of Ethics policy and additional reporting requirements will apply as set out in Section 6.4 below.

2. Why is it necessary?

This policy reinforces the Group’s high standards of integrity, and provides a framework for Staff to comply with regulations on the prevention of market abuse and to appropriately avoid or manage conflicts of interest, in relation to personal investment activities.

3. Scope

This policy is applicable to the Group’s employees, contractors (contracts in Schroders for more than three months) and the long term in-house Staff of outsourced service providers in Schroders for more than three months (herein known as “Staff”) and Persons Closely Associated (“PCAs”) with Staff (as defined below in section 3.1).

The PA Dealing Rules in relation to Schroders shares apply to all Staff globally, including contractors of any contract length and to non-executive Directors of Schroders Group companies as described in the Appendix.

The PA Dealing Rules also apply to private investments including but not exclusive to investments in unquoted shares and private funds. Where you have any other interest in, or association with a listed or non listed company (such as being appointed a board member or a trustee of a pension fund or charity) please refer to the Group External Appointments policy.

3.1 Persons Closely Associated (“PCAs”)

PCAs are:

•	Spouses, partners, minors and other dependent children/stepchildren

•	A relative who has shared the same household for the previous year (or more)

•	Any other person:

•	who the Staff member advises, exerts influence over, or for whose account the Staff member effects or instructs trades

•

Corporate body, trust or partnership in whose trades the Staff member or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of Staff or their PCA is a beneficiary and/or a trustee or an adviser

This policy and the PA Dealing rules do not apply to trades entered into by PCAs as part of the remuneration schemes of their own employment.

Please see section 8.3 for further detail on PCA derogation.

3.2 Accounts in scope for this policy

•	All self-directed accounts (whether advisory or execution only)[1]

[1]	Including robo advised accounts deemed to be self-directed accounts i.e. where a member of Staff retains trading discretion over the account.

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•	Self-Invested Personal Pensions (SIPPS) (UK only)[2]

•	Stocks and shares ISAs[3]

•	Trusts in respect of which a member of Staff is a beneficiary, and/or a trustee or an adviser.

3.3 Accounts not in scope for this policy

•

Discretionary managed accounts (accounts where full discretion has been given to a third party to manage) other than in relation to Schroder plc shares. Note: Staff who are US Access persons must declare all of their and their PCAs active discretionary managed accounts in My Compliance

•	Schroders Corporate pensions, Defined Contribution and Defined Benefit pension schemes and any other pension schemes (excluding the above)

•	Employee Compensation Plan Fund (ECP) awards or other forms of deferred compensation with the exception of awards or options over Schroder shares

4. Policy requirements

4.1 Governing Principles

As the Group’s business involves research and investment on behalf of clients, conflicts of interest and exposure to confidential or price sensitive information (inside information), can often arise or be perceived to arise. These can present significant regulatory and reputational risks both for individual Staff and for the Group when Staff make personal account transactions in instruments, in respect of which the Group has confidential information, is currently dealing or which it is holding for its clients. Circumstances can be ambiguous and regulators’ sanctions and publicity for PA transactions that are found not to comply with statutory or regulatory requirements or the Group’s policy can be severe and very damaging.

4.1.1 Staff must comply with the PA Dealing Rules applicable to them as summarised below. In addition, Staff must not enter into personal transactions that could amount to market abuse, criminal activity, a material conflict of interest that is not mitigated or a breach of fiduciary duty.

This includes transactions which (not limited to):

•	Are based on inside information

•	Involve the misuse or improper disclosure of confidential information

•	Conflict with, or are likely to conflict with, an obligation of Schroders to a client, including the fundamental duty to act in the best interests of clients

For further information on market abuse risks and the definition of inside information, please refer to the Global Market Abuse Policy.

4.1.2 PA dealing activities must not detract (or be seen to detract) from an individual’s responsibilities to Schroders’ clients. Accordingly, all Staff must ensure when undertaking personal transactions for themselves or their PCAs, or when advising or influencing any PCAs of theirs that they do not:

•	deal on confidential information, or advise, encourage or influence anyone else to do so;

•	utilise knowledge of client trading for their own or another’s benefit;

•	undertake transactions that would conflict with any of Schroders’ obligations to its clients;

•

participate in excessively active trading, which may interfere or be seen to interfere with the ability to commit to employment responsibilities and may also substantially increase the risks (both regulatory and reputational) to the employee, or the Group;

•	make trades that expose them to material open-ended liabilities. For example, short selling or leveraged account management, without putting an appropriate stop-loss mechanism in place.

[2]	All Schroders Corporate Hargreaves Lansdown (HL) SIPPs are required to be set up for automatic reporting through HL.
[3]	Including Junior ISAs & LISAs

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4.1.3 Staff are reminded that inside, confidential or price-sensitive information obtained because of their employment with Schroders is to be kept confidential at all times and only disclosed during the proper course of the exercise of their employment duties.

4.1.4 These principles also apply to Staff joining or leaving Schroders with regard to any knowledge of confidential information, they may have acquired prior to joining Schroders or during their time with Schroders.

4.2 PA Dealing Rules

4.2.1 All Staff must:

•	Review and understand the provisions of this policy

•	Obtain any pre-clearance required under the PA Dealing rules through the automated system (‘My Compliance’) before under-taking any transactions

•	Provide to persons involved in the PA Dealing process all relevant requested information on a timely basis

•	Report immediately to Compliance any breach or suspected breach of the PA Dealing Policy or applicable PA Dealing Rules as soon as the Staff member becomes aware of such circumstance

•	Be aware of additional requirements which apply to Higher Risk Staff (see section 6)

If in doubt, speak to Compliance.

4.2.2 The following investment types are prohibited under the PA Dealing Policy:

•	Writing Uncovered Options (incl. options on currency and on interest rates)

•	Swaps (Equity, Credit, Interest Rate, Currency)

•	Forward Interest Rate Agreements[4]

•	Spread betting linked to financial instruments including for example spread bets on Schroders plc shares

•	Contracts for Difference (‘CFDs’) linked to financial instruments, incl. commodities

•	Hedging of remuneration awards (please refer to section 5.8).

4.2.3 Staff who have existing positions as at whichever date is later between the implementation date of this policy or the date on which they joined Schroders (hire date), in any of the above instruments are allowed to maintain (but not add to) their current positions or exit them.

4.2.4 The following investment types are exempt from the PA dealing rules in section 4.2 of this policy but (with the exception of money market instruments, spot and forward FX, and spread bets linked to FX or electronic (crypto) currency) remain subject to a 60-day holding period (see section 5.4):

•	Money market instruments (such as short-term bonds/bills, commercial paper).

•

Most frequently traded 50-index tracking Exchange Traded Funds (ETFs) and derivatives linked to major market indices as published in My Compliance[5] at least annually. Staff will need to post trade report other index tracking ETFs and pre-clear and post trade report non-index tracking ETFs. US Access Persons should refer to section 6 for additional requirements.

•	Crowdfunding (staff must alert Compliance of potential conflicts)

•	All third-party retail Open Ended Funds, including UCITS and SICAVS. US Access Persons should refer to section 6 of this policy for additional requirements.

•	Enterprise Investment Schemes (UK only)

•	Spot and Forward FX6

•	Spread bets linked to FX or electronic (crypto) currency

[4]	For hedging please contact Compliance.
[5]	Compliance will publish the list of top 50 ETFs in My Compliance and will refresh the list on at least an annual basis.
[6]	These include electronic (crypto) currencies such as bitcoin, but does not exempt shares in crypto currency companies, derivatives of cryptocurrencies or ETFs containing cryptocurrencies.

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•	Non-discretionary dividend reinvestment transactions and corporate action elections for which formal public documents are issued[7]

Please refer to the Permissible Investments Table here.

4.3 Pre clearance and Post Trade Reporting

4.3.1 Pre-clearance and post trade reporting is required for all instruments except those that are exempt and the following, which only require post trade reporting:

•	Government and Supra-national bonds

•	Non-exempted index tracking ETFs

•	Schroder managed open ended funds

4.3.2 Reasons why clearance may not be given include:

•	The instrument is on the Stop List

•	There is recent, current or planned client trading in the instrument

•	The Group holds more than 10 percent of the capital of the stock for clients and/or itself

•	Non-compliance with 60 day holding period

•	For Schroders plc shares, the Group is in a closed or restricted period

Please see Section 5 below for more details.

4.3.3 After pre-clearance has been received from My Compliance, it will be valid until market close on the following business day (market refers to the exchange(s) that the security is traded on) unless otherwise stated, and PA dealing may only take place in that timeframe (except, for example, in the case of applications for Initial Public Offerings, where clearance will apply until allocation).

4.3.4 If you have an account with a broker which provides an automated feed (please contact local Compliance for available broker feeds) you are strongly advised to contact Compliance regarding setting up an automated feed, which will complete the reporting of trades in those accounts on your behalf. Please note, where an automated feed is set up, you are still required to seek pre-approval.

4.3.6 If you do not have an account with an automated broker, you are required to complete all post trade reporting in My Compliance within 5 business days (2 days for trades in Schroders plc) of the trade and at the same time provide Compliance with a paper or electronic proof of executing the transaction (e.g. contract note). Trades executed through the Computershare portal (for Schroders plc shares) will be automatically reported into My Compliance.

[7]	This includes dividend reinvestment plans, scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights or to oversubscribe).

Group Personal Account Dealing Policy     6

4.4 Reporting of PA Dealing to Management

All Staff and their PCAs are regarded as consenting to ongoing reporting of PA transactions to senior management when they submit their pre-clearance requests or report trades.

This reporting may be exceptional or routine, and refer to pre-clearance requests, PA dealing approvals or trades executed.

Please note that, as part of implementation of this policy, access to a limited number of websites may be logged and monitored for the purposes of identifying potential breaches of the policy

5. Dealing Restrictions

5.1 Stop List

If securities are on the Stop List, Staff will be refused permission to deal. This is normally because one or more Staff members of the Group are in possession of potentially price-sensitive or confidential information.

5.2 Dealing in Schroders plc shares

Transactions in Schroders shares are prohibited during closed periods as well as in restricted periods when a staff member is an ‘insider’ in relation to Schroders shares. The specific restrictions and the definition of these periods are set out in the Appendix

5.3 Where the Group holds more than 10 percent.

Where Schroders holds more than 10 percent of the issued share capital of a company, on behalf of clients or itself, Staff will be refused permission to purchase equity investments. This is because regulatory and reputational risks are deemed higher, as the Group is more likely to be in possession of, or exposed to confidential information.

Exceptions to this rule are:

•	Open ended Schroder managed funds

•	Closed ended Schroder managed investment trusts

•	If pre-emption rights are compromised, e.g. in the case of public rights issues, in which case Compliance should be consulted

Disposal of such an investment is permitted. However, staff (in particular Investment staff, with knowledge of, or dealings with, the company or its senior management) should take great care in timing these disposals in accordance with the governing principles in section 4.2 of the policy.

5.4 Minimum Holding Period

Staff should not engage in PA dealing activity for short-term speculative purposes. All in scope instruments (as per section 4), must be held for a minimum of 60 calendar days. Therefore staff are not permitted to sell within 60 days of a purchase of the same instrument, irrespective of the staff’s existing holdings [i.e. if staff have existing holdings, the latest transaction date will prevail].

The use of Stop Losses and Limit Orders within the 60-day period are permitted if the details are disclosed at the time of the pre-clearance request in My Compliance.

Other derogations may be exceptionally agreed on a case by case basis with Compliance (e.g. in cases of personal financial hardship).

Schroders plc shares purchased in the market (rather than forming part of a remuneration award) are subject to a one-year holding period.

5.5 Pending Client Orders

Checks will be made in My Compliance for any pending client orders. Factors that are taken into consideration within My Compliance in responding to a pre-clearance request include:

•	The size of the trade request (and the cumulative value of other trades in the investment in the prior 60 days)

Group Personal Account Dealing Policy     7

•	Whether the trade request relates to a ‘Small Cap’ stock (typically market capitalisation of £2 billion or less)

•	Whether the staff member is ‘Higher Risk’ (as per section 6)

Executed transactions are also subject to post-trade monitoring against client trading activity and explanations may be requested from Staff in relevant cases of correlation.

5.6 Proximity to Client Trades

Buying or selling financial instruments up to 5 business days after client trades is generally restricted. Determining factors include:

•	Whether the instrument is within the Investment Universe (see Section 6.2 below) of an Investment Staff member

•	The size of the personal trade request (and the cumulative value of other trades in the investment in the prior 60 days)

This is because regulatory and reputational risks regarding conflicts of interest are higher when PA dealing is undertaken in close proximity to dealing on behalf of clients.

Buying or selling financial instruments up to 5 business days before client trades is prohibited where the Staff member has knowledge of the Group’s intention to trade on behalf of a client and such trading may have an impact on the price of the instruments, even where approval through My Compliance is received. This may be subject to post-trade compliance monitoring.

5.7 Remuneration Awards – Hedging

Personal hedging is prohibited for remuneration awards that reflect deferred compensation in shares, or equivalent during the deferral and/or holding period for those awards. This includes share or fund awards that Staff receive as part of their performance-based remuneration under our Deferred Award Plan, Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan.

Any use of financial products to protect against or limit the risk associated with deferred remuneration awards is prohibited. This includes short sales, puts, calls or other types of financial instruments (including but not limited to variable forwards contracts, and collars) which are based on the value of Schroders shares, funds, or other securities granted to, or held directly or indirectly by such Staff member as part of their performance-based remuneration.

Hedging of any currency risk that may be associated with a share or fund award or other Staff compensation is permitted.

If a Staff member breaches this rule, they may be liable to forfeit all or part of their restricted or unvested awards.

6. Staff Risk Levels

Staff are divided into two categories for the purposes of the PA Dealing rules based on the potential risk associated with their roles. Some Staff are more likely to have access to non-public price sensitive information and/or to client trading information and/or may undertake roles that may be more likely to create an actual or perceived conflict of interest.

More restrictive rules are applied to the following Staff (‘Higher Risk Staff’):

•	Group Management Committee members

•	Investment Staff

•	Compliance Staff

•	Investment Risk Staff

•	All other ‘US Access Persons’ associated with our SEC regulated entities

Group Personal Account Dealing Policy     8

If you are a Higher Risk Staff member, additional restrictions apply in addition to the requirements in Section 4, as follows:

6.1 Pending Client Orders (All Higher Risk Staff)

Restrictions set within My Compliance are greater for Higher Risk staff on approving the buying or selling of financial instruments where the instrument is pending client order execution.

6.2 Trades in own Investment Universe (Investment Staff)

Investment Staff are required to inform Compliance via the My Compliance system when a trade request is within their own Investment Universe, irrespective of the size of the request.

Investment Universe includes investments in relation to which the individual or others on the same desk have undertaken research or analysis on the security or issuer as part of that desk’s coverage, whether or not it has been held in a client portfolio, in the last 12 months; or in the case of dealers, within the dealing desk’s scope of responsibility.

6.3 Trades in own managed funds (Investment Staff)

Investment Staff are required to inform Compliance by emailing the Infrastructure Compliance team at compliance_infrastructure@schroders.com, or their local Compliance team when a trade request is in a fund managed by their desk, irrespective of the size of the request.

Proposed trades exceeding £20,000 by fund managers in their own fund are subject to review by Compliance.

6.4 US Access Persons

If you have been advised by Compliance that you are an ‘US Access Person’ associated with our SEC regulated entities (currently SIMNA Ltd, SWUSL Ltd and our SEC regulated US based entities) and hence subject to the US Code of Ethics policy, the following additional requirements will apply:

Trade Reporting Requirements

In addition to the post-trade reporting as set out in section 4, US Access Persons are also required to:

•

Include Non-Schroder Open Ended Funds that have not been authorised for distribution to the public in the Staff member’s country[8], in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports); and

•	Include Schroder Open Ended Funds in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports): and

•	Include all ETFs in their Initial Declaration, Quarterly and Annual Reports (see below for details about these reports): and

•	Report subsequent transactions in regular savings plans for which the initial transaction has been pre-cleared require reporting in the Quarterly Reports (see below); and

•	US Access Persons on trading desks only: non-Schroder Open Ended Funds, authorised for distribution to the public in the Staff member’s country (UCITS funds in Europe) within 5 business days.

The reporting obligation may be discharged by arranging with their brokers/agents to report the transaction via an established automated feed into My Compliance.

Initial Declaration

No later than 10 days after being advised that they are subject to the Code, each US Access Person must report each Permissible Investment they own in My Compliance or if agreed with Compliance, provide a list of their investments (as defined below).

[8]

Open ended funds that are not: 1) US registered or 2) available to the retail public; daily priced; traded with the issuer; not managed by Schroders and not made by a US Access Person on a trading desk.

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The information provided, which must be current as of a date no more than 45 days prior to the date such person became an US Access Person, must include the title of the security, at least one of exchange ticker symbol, ISIN, CUSIP or Sedol and number of shares owned (for equities), or principal amount (for debt securities). The US Access Person must also provide information regarding the name of the broker, dealer or bank with whom the Staff member maintains an account in which any securities are held for the direct or indirect benefit of the Staff member, and set these accounts up in My Compliance.

Quarterly Reports

No later than 30 days after the end of each calendar quarter, each US Access Person must confirm that all transactions in Permissible Investments, including for the avoidance of doubt Schroder Funds and reportable funds for which pre-clearance was not required, in the quarter have been reported in My Compliance and make any additions/amendments in the system as necessary. US Access Persons are required to confirm these transactions through an attestation in My Compliance.

Annual Reports

Within 45 days after the end of the calendar year, each US Access Person must confirm all holdings in Permissible Investments for their covered accounts as at 31 December in My Compliance. US Access Persons are required to confirm these transactions through an attestation in My Compliance.

7. Non-Compliance and Schroders Breach Framework

Staff and their PCAs should regularly review their own trading to ensure that they have acted in compliance with the provision of this policy. To the extent that a member of Staff determines that they or a PCA of theirs has executed a transaction not in compliance with this Policy, they have an obligation to report the violation to the relevant Head of Compliance immediately.

Personal trades are subject to post-trade monitoring which could result in retrospective action being taken, if there is evidence of non-compliance with the governing principles of this policy, even if the request was approved in the ‘My Compliance’ system.

Depending on the circumstances, non-compliance with the policy may be treated as a serious disciplinary matter and may potentially amount to a breach of an individual’s legal obligations.

In the event that any Staff or their PCA are found to have breached the Policy, including the governing principles, in accordance with the breach framework, Schroders reserves the right to:

•	Issue personal trading bans

•	Insist that the member of Staff or PCA closes out the position at their own cost

•	Pay any profits to charity

•	Escalate to management, for consideration as part of supervision and remuneration discussions

•	Take further sanctions, up to and including dismissal of Staff and/or the reporting of the situation to the relevant regulatory body

The UK Schroders breach framework can be found here. Staff outside of the UK should refer to their local breach framework or speak to their local Compliance team for more details.

8. Exemptions and Derogations

8.1 Regular Savings/Investment/Trading Plans

This section relates to securities, which are subject to pre-clearance and/or post trade reporting in this policy.

When setting up a regular savings plan or other similar investment/trading plans where successive personal transactions are carried out on behalf of a member of Staff in accordance with prior instructions given by that Staff member, the first transaction must be pre-cleared/reported in My Compliance as per the requirements listed in section 4 of this policy. Subsequent transactions do not require pre-clearance. Reporting of subsequent transactions is required for Directors of Schroders plc and their PCAs in relation to Schroders plc shares (see the Appendix) and for US Access Persons in their quarterly and annual transactions/holdings reporting as per section 6.4 [but not for other Staff].

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Changes to a regular savings plan are also subject to the pre-clearance and/or post trade reporting (of the first subsequent transaction) requirements. Compliance may also periodically request confirmation that the plan has not changed. The termination or withdrawal of the above Staff member instructions, if any financial instruments, which had previously been acquired pursuant to the instructions, are not disposed of at the same time as the instructions terminate or are withdrawn, do not require pre-clearance. For changes to regular saving plans or other similar investment/trading plan instructions involving Schroders plc shares, please refer to the Appendix.

8.2 Staff on extended leave

Staff on extended leave (e.g. maternity, sick etc.) may be given an exemption from the policy requirements during their leave. The Staff member is responsible for liaising with the Compliance team and seeking an exemption based on their individual circumstances.

8.3 Derogations

Staff may request a derogation if their PCA manages their financial affairs wholly independently of, and without any knowledge or influence of, the member of Staff. Compliance will assess individual circumstances, including, if applicable, the compliance process for PA dealing the PCA is subject to in their own employment, and the appropriate certification of independence of the management of their financial affairs.

Staff should discuss other requests for derogations with their Head of Compliance. The Global Head of Compliance will document any derogation that Compliance agrees to give. Such derogations can be ongoing or limited to specific transactions – but are only likely to be granted in exceptional circumstances.

Any derogation request in respect of Schroders plc shares should be discussed with Corporate Secretariat.

8.4 Discretionary Managed Accounts

As per section 3.3 of this policy, discretionary managed accounts (accounts where full discretion has been given to a third party to manage) other than in relation to Schroder plc shares, are out of scope of this policy.

Staff who are US Access persons must declare all of their and their PCAs active discretionary managed accounts in My Compliance. Once declared, these accounts are then exempt from the other requirements in this policy.

9. Local PA Dealing Rules

Local rules apply in addition to, these PA Dealing rules, as set out in the local rules, to Staff in:

•	‘US Access Persons’ subject to US Code of Ethics (in the UK associated with SIMNA Limited)

•	Australia

•	Brazil

•	Hong Kong

•	Indonesia

•	Japan

•	Korea

•	Singapore

•	Switzerland

•	Taiwan

•	United States of America

•	Schroder Adveq

•	Wealth Management

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10. Ownership and document approval

Ownership

Policy owner	Global Head of Compliance
Department	Compliance

11. Review and Approval Schedule

Version	Date of approval	Approved by (name/committee)	Written or updated by	Description of changes
1	January 2020	Group Management Committee	Alex Richardson	Major revisions and simplification

Disclaimer

The contents of this policy are strictly confidential and should only be shared with third party PCAs as defined in the policy, who should also keep them confidential. The policy must not be otherwise communicated or published in any way whatsoever without the prior written consent of the Schroder Group.

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APPENDIX

Group Personal Account Dealing Policy Appendix – Rules in relation to Schroders plc shares

Contents

Personal Account Dealing Rules in relation to Schroders plc shares		14
1.	Introduction	14
2.	Definitions	14
3.	Application	15
4.	Transactions/Dealing	16
6.	Persons Closely Associated (‘PCAs’) and Investment Managers	18
5.	Notification of Transactions	18
6.	What this means in practice	19
Schedule 1		21
	NotificationTemplate	20
Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs		21
Summary of dealing restrictions in Schroders plc shares for Staff, their PCAs and Project
Insiders		22

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Personal Account Dealing Rules in relation to Schroders plc shares

1. Introduction

The purpose of this Appendix to the Personal Account Dealing Policy is to set out the rules that apply to Transactions/Dealing in Schroders plc shares for all Staff, non-executive Directors of Schroders Group Companies, Directors of Schroders plc and all Persons Closely Associated (“PCAs”) globally. The Policy is in place to ensure that those people subject to it do not abuse, and do not place themselves under suspicion of abusing, Inside Information and comply with their obligations under the Market Abuse Regulation.

2. Definitions

Closed Periods are the period of 30 days immediately before an announcement of Schroders plc’s half-year or full year results, or if longer, the period from the end of the financial period until the announcement of Schroders plc’s half-year or full year results.

DRIP means the Schroders plc dividend reinvestment plan that gives shareholders the opportunity to use their cash dividend to buy Schroders plc shares.

Inside Information means information which relates to the Company or any Company Securities, which is not publically available, which is likely to have a non-trivial effect on the price of Company Securities and which an investor would be likely to use as part of the basis of his or her investment decision.

Persons Closely Associated (PCAs) means

•	Spouses, partners, minors and other dependent children/stepchildren

•	A relative who has shared the same household for the previous year (or more)

•	Anyone the Staff member or Schroders plc Director advises, exerts influence over, or for whose account the Staff member or Schroders plc Director effects or instructs trades

•

Any other person, corporate body, trust or partnership in whose trades the Staff member, Schroders plc Director or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of Staff, a Schroders plc Director or their PCA is a beneficiary and/or trustee or adviser.

Project Insider means a member of Staff, a Schroders plc Director or third party adviser who has access to Inside Information or potentially Inside Information and who has been informed that they are on a price-sensitive project list.

Restricted Periods are any period, other than a Closed Period, when there exists Inside Information in relation to Schroders plc or Schroders securities. In these cases, Project Insiders are advised of his or her name being included on an project insider list and the obligations and restrictions imposed upon them.

Schroders plc shares/Company Securities means any publically traded or quoted shares or debt instruments of the Company (or any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options.

Schroders plc Directors means all directors currently appointed to the Board of Schroders plc, including both executive and non-executive Directors.

SIP means the Schroders Share Incentive Plan which can be joined by UK-based permanent employees.

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Staff means employees of the Schroders plc group of companies, contractors at Schroders for any contract length and the long term in-house Staff of outsourced service providers, excluding Schroders plc Directors.

Trading Plan means a written plan entered with an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the member of Staff, Schroders plc Director and all PCAs, and:

•	Specifies the amount of Company Securities to be dealt with and the price at which and the date on which the Company Securities are to be dealt in; or

•

Gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or

•	Includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in.

Transactions/Dealing means any type of transaction in Company Securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Company Securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a Trading Plan).

3. Application

The following restrictions apply to all Staff globally, Schroders plc Directors and all PCAs at all times:

•

Pre-clearance must be obtained via My Compliance in advance of Transactions/Dealings in Schroders plc shares (i.e. transactions to buy, sell, lend or enter into any arrangement linked to the value of Schroders plc shares). Pre-clearance is not required for certain actions set out in sections 4.2 and 4.3 below

•	All Transactions/Dealings are prohibited during Closed Periods for all Staff, Schroders plc Directors and all PCAs

•	If you are a Project Insider, pre-clearance will not be given during the relevant Restricted Period

•	Whether or not you have pre-clearance, you must not deal if you have any Inside Information

•	You cannot deal on short term considerations (the minimum holding period for Schroders plc shares is one year)

•	You must keep confidential the fact that you are intending to deal or that you have applied for pre-clearance, and, if it is refused, that this was the case

•	If you are given pre-clearance, you must deal as soon as possible and in any event by market close the following business day

•	Pre-clearance may be given subject to conditions. Where this is the case, you must observe those conditions when dealing

•	Dealings relating to options in Schroders plc shares such as traded options, contracts for difference, spread betting and short selling are prohibited

If you are in doubt whether a proposed transaction in Schroders plc shares may constitute insider dealing or market abuse or about any aspect of these rules as they apply to Schroders plc shares, you should contact Corporate Secretariat via companysecretary@schroders.com before undertaking any transaction.

Group Personal Account Dealing Policy 15

If you think you or your PCA may be in breach of these rules at any time please notify Corporate Secretariat before taking any other action.

4. Transactions/Dealing

During a Closed Period, Staff, Schroders plc Directors and all PCAs and their investment managers must not conduct any Transactions/Dealing for the account of the Staff member or any of their PCAs, directly or indirectly, relating to Schroders plc shares or debt instruments or to derivatives or other financial instruments linked to them.

Staff, Schroders plc Directors and all PCAs also must not conduct any Transactions/Dealing for the account of a third party during a Closed Period.

4.1 Transactions/Dealing which require pre-clearance and are notifiable to the Company

Outside a Closed Period, Transactions/Dealing which require pre-clearance and are notifiable to the Company include the following:

a) For Staff, Schroders plc Directors and all PCAs:

•

any acquisition (including the exercise of any option under the Deferred Award Plan, Equity Compensation Plan, Equity Incentive Plan and Long Term Incentive Plan (Share-Based Deferred Awards)) or disposal, or agreement to acquire or dispose, of Schroders plc shares whether through a recognised stock exchange or by private off-market dealings;

•

any acquisition or disposal in an investment fund or unit trust containing Schroders plc shares where the value of Schroders plc shares constitutes greater than 20 per cent. of the fund or trust’s value;

•

transactions in Schroders plc shares executed by a third party under an individual portfolio or asset management mandate on behalf of or for the benefit of the Staff member. This does not include discretionary arrangements with third party investment managers notified in My Compliance;

•

the grant, acceptance, acquisition, disposal, exercise or discharge of any option, other than an option under the Share-Based Deferred Awards, (whether for the call, or put or both) to acquire or dispose of any Schroders plc shares;

•	entering into or terminating, assigning or novating any stock lending agreement in respect of Schroders plc shares;

•	using as security, or otherwise granting a charge, lien or other encumbrance over Schroders plc shares;

•	any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in Schroders plc shares;

•	any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any Schroders plc shares;

•

investment into an ISA or divestment from an ISA where Schroders plc shares will be acquired through the ISA or disposed of through the ISA (including any acquisitions or disposals of Schroders plc shares through a ‘self-select’ ISA) where a Staff member retains control of the investment decisions;

•

on-market transactions where the beneficial interest in Schroders plc shares does not change, for example a transfer of Schroders plc shares already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the Staff member or Schroders plc Director is a participant or beneficiary;

•	dealings by Staff or Schroders plc Directors acting as sole trustee of a trust or acting as trustee on their own account; and

•	gifts and donations made or received, and inheritance received, in the form of Schroders plc shares.

Group Personal Account Dealing Policy 16

b) For Schroders plc Directors and their PCAs only:

•	off-market Transactions/Dealings where the beneficial interest in Schroders plc shares does not change;

•

pre-clearance should be obtained by a Schroders plc Director or their PCA prior to the receipt of shares as the beneficiary of a discretionary trust. Upon receipt of the shares, the Group Company Secretary should be notified.

4.2 Transactions/Dealing which do not require pre-clearance but are notifiable to the Company

Outside a Closed Period, Transactions/Dealing which do not require pre-clearance but are notifiable to the Company include the following:

a) For Staff and Schroders plc Directors:

•

transfers of shares into a savings scheme investing in Schroders plc shares following the release of shares from the SIP (pre-clearance is not required but the new holding information must be updated on My Compliance);

b) For Staff and their PCAs:

•	off-market Transactions/Dealings where the beneficial interest in Schroders plc shares does not change (pre-clearance is not required but the new holding information must be updated on My Compliance);

•

pre-clearance is not required by a Staff member or their PCA prior to the receipt of shares as the beneficiary of a discretionary trust. However, on receipt of the shares, the new holding information must be updated on My Compliance.

4.3 Unrestricted actions

Transactions/Dealing for which no pre-clearance or notification are required are set out as follows:

•	joining, changing the terms of or exiting the SIP in an open period (unless you are a Director of Schroders plc – see section 8 below);

•	joining, changing the terms of or exiting the DRIP in an open period (unless you are a Director of Schroders plc -see section 8 below);

•	the cancellation or surrender of an option under a Share-Based Award Scheme;

•

an investment in a scheme or arrangement (other than where the investment in Schroders plc shares constitutes greater than 20 per cent. of the arrangement’s value) and where the assets of the scheme or arrangement are invested at the discretion of an independent third party;

•

Where a transaction is being undertaken on you or your PCA’s account during an open period under a discretionary arrangement with a third party investment manager that has been declared in My Compliance.

This list is not exhaustive. Should you be in any doubt as to how a particular transaction should be treated, you should contact Corporate Secretariat before undertaking any such transaction.

Group Personal Account Dealing Policy 17

5. Persons Closely Associated (‘PCAs’) and Investment Managers

Closed Periods

Schroders plc directors must advise all his or her PCAs and investment managers (whether discretionary or not) acting on his or her behalf of Schroders plc’s Closed Periods during which they cannot deal in Schroders plc shares.

Staff members must advise all his or her PCAs acting on his or her behalf of Schroders plc’s Closed Periods during which they cannot deal in Schroders plc shares.

Restricted Periods

PCAs or investment managers should not be notified of Restricted Periods which are determined by access to Inside Information.

Pre-clearance and Notification

Staff members and Schroders plc Directors must advise all his or her PCAs and investment managers acting on his or her behalf:

•

that with the exception of discretionary arrangements (i.e. where the discretion is with the investment manager), pre-clearance to deal in Schroders plc shares is required prior to all Transactions/Dealing; and

•	in writing, that the investment manager or PCA must advise the Staff member or Schroders plc director immediately after they have dealt in Schroders plc shares.

Staff members and Schroders plc Directors must take reasonable steps to prevent any dealings in Schroders plc shares by or on behalf of any PCA on considerations of a short term nature.

Schroders plc Directors must provide the Company with a list of his or her PCAs, and notify the Company of any changes to be made to that list. Staff members must declare all of their own, and their PCAs’, active self-directed accounts and active discretionary managed accounts in MyCompliance.

6. Notification of Transactions

Once a Transaction/Dealing is executed, Staff must confirm the transaction details in the My Compliance system as soon as practicable and in any event within two business days of the transaction date. Staff should ensure that their investment managers (whether discretionary or not) notify them immediately of any notifiable Transactions/Dealing conducted on their behalf so as to allow them to confirm the transaction details in My Compliance within this timeframe. Any Transactions/Dealing undertaken through the Computershare employee share plan portal will be reported automatically.

For Directors of Schroders plc and their PCAs, once a Transaction/Dealing is executed, they must confirm the transaction details to the Group Company Secretary as soon as practicable and in any event within two business days of the transaction date. Schroders plc Directors and their PCAs should ensure that their investment managers (whether discretionary or not) notify them immediately of any Transactions/Dealing conducted on their behalf so as to allow them to notify the Group Company Secretary within this timeframe. The confirmation of transaction details to the Group Company Secretary must be in the form prescribed in Schedule 1 to this Policy. On receipt of the completed form, Schroders Corporate Secretariat will make the necessary announcement and submit the required details to the Financial Conduct Authority on the Director’s or PCA’s behalf.

Directors of Schroders plc must notify their PCAs and investment managers in writing of these notification obligations and retain a copy of the notification letter.

A copy of the notification form in Schedule 1 is available from Schroders Corporate Secretariat.

If you are uncertain as to whether or not a particular Transaction/Dealing is notifiable to the Company, you must obtain guidance from the Corporate Secretariat.

Group Personal Account Dealing Policy     18

7. What this means in practice

Trading Plans for Schroders plc shares

•	Clearance to deal is required before entering into, amending or exiting a Trading Plan.

•	Staff, Directors of Schroders plc and all PCAs may not enter into, change the terms of or exit a Trading Plan during a Closed Period.

•	Directors of Schroders plc and Project Insiders may not enter into, change the terms of or exit a Trading Plan during a Restricted Period.

Schroders Share Incentive Plan (SIP)

•	Staff and Directors of Schroders plc may not join, change the terms of their participation or exit the SIP during a Closed Period.

•	Directors of Schroders plc and Project Insiders may not join, change the terms of their participation or exit the SIP during a Restricted Period.

•	Clearance to Deal is required prior to any subsequent dealing, such as a sale of shares, in any Schroders plc shares acquired through the SIP.

Dividend Reinvestment Plan (DRIP)

•	Directors of Schroders plc or their PCAs must obtain clearance to deal before joining, changing the terms of participation in or exiting the Company’s DRIP.

•	Staff, Directors of Schroders plc or their PCAs may not join, change the terms of their participation or exit the DRIP during a Closed Period.

•	Directors of Schroders plc and Project Insiders may not join, change the terms of their participation or exit the DRIP during a Restricted Period.

•	Clearance to Deal is required prior to any subsequent dealing in any Schroders shares acquired through the DRIP.

Share-Based Deferred Awards (e.g. DAP, ECP, EIP and LTIP)

•	Pre-clearance is required prior to the exercise of awards

•	No exercises of awards are permitted in a Closed or Restricted Period.

•	Once an award has been exercised the rules also apply to the resultant Schroders plc shares

•	A deemed exercise taking effect during a Closed or Restricted Period will be delayed until the end of the Period.

Pre-clearance will be granted in respect of Schroders plc shares acquired by way of a deemed exercise provided it is not during a Closed or Restricted

•

Provided pre-clearance has been obtained, the Employee Benefit Trust (or any other nominee) will transfer Schroders plc shares to beneficial owners on exercise of awards, deemed exercises or when restrictions end

•	Staff and Schroders plc Directors may not cancel, surrender or accept the grant of an award during a Closed Period

•

Schroders plc Directors and Project Insiders may not cancel, surrender or accept the grant of an award during a Restricted Period. If a Schroders plc Director or Project Insider is granted an award and enters into a Restricted Period prior to accepting the award and is therefore unable to do so, acceptance will be permitted on the last day of the acceptance period only to ensure that the grant does not lapse.

Group Personal Account Dealing Policy 19

Schedule 1

Notification Template

1. Details of the Schroders plc Director/ person closely associated with them (“PCA”) a)

Name:

0. Reason for the notification
a) Position/Status:

2. Details of the transaction(s):
Section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted

a) Description of the financial instrument, type of instrument:
b) Nature of the transaction:
c) Price(s) and volume(s):
d) Aggregated information

Aggregated volume:

Price:
e) Date of the transaction:
f) Place of the transaction:

Group Personal Account Dealing Policy 20

Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs

	Is clearance to deal required?		Is dealing permitted in an Open Period?	Is dealing permitted in a Closed Period?		Is dealing permitted in a Restricted Period		Is notification required following the transaction?
Plc Director (acting on own behalf or via a non-discretionary investment manager)	✓		✓	☐		☐		✓
PCA (acting on own behalf or via a non-discretionary investment manager)	✓		✓	☐		✓		✓
Discretionary investment manager (acting on behalf of plc Directors or PCAs)	☐		✓	☐		✓		✓
Independent trust arrangement (where plc Directors or PCAs are beneficiaries)	☐		✓	☐		✓		✓
Dividend Reinvestment Plan (DRIP) – plc Directors and their PCAs	✓	[9]	✓	☐	[10]	☐	[11]	✓
Share Incentive Plan (SIP) – plc Directors	✓	[12]	✓	☐	[13]	☐	[5]	✓
Trading plans (in relation to plc Directors and their PCAs)	✓	[14]	✓	☐	[15]	☐	[16]	✓
Collective Investment Vehicle/Unit Trust) (in relation to the plc Directors and PCAs)[17]	☐		✓	✓		✓		✓

Key: ✓ Dealing permitted ☐ Dealing not permitted

[9]

Plc Directors and their PCAs must obtain clearance to deal before joining or exiting the Company’s DRIP. Clearance to deal is also required prior to any subsequent dealing in any Schroders plc shares acquired through the DRIP.

[10]	Plc Directors and their PCAs may not join or exit the DRIP or change evergreen DRIP elections during a Closed Period.
[11]	Plc Directors may not join or exit the DRIP or change evergreen DRIP elections during a Restricted Period. PCAs may join or exit the DRIP within a Restricted Period.
[12]

During an Open Period, Plc Directors are able to join, change the terms of their participation or exit the SIP without requesting clearance to deal. However, clearance to deal is required prior to any subsequent dealing, such as a sale of any Schroders plc shares acquired through the SIP.

[13]	Plc Directors may not join, change the terms of their participation or exit the SIP in a Closed or Restricted Period.
[14]

Clearance is required to permit a plc Director or their PCA to enter into a trading plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require further clearance.

[15]

Purchases under a trading plan can continue through a Closed Period provided that the instructions were given in an Open Period. Plc Directors and their PCAS are not permitted to change the instructions or exit the trading plan during a Closed Period.

[16]

Purchases under a trading plan can continue through a Restricted Period provided that the instructions were given in an Open Period. Plc Directors are not permitted to change the instructions or exit the trading plan during a Restricted Period.

[17]	If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no preclearance or notification is required.

Group Personal Account Dealing Policy     21

Summary of dealing restrictions in Schroders plc shares for Staff, their PCAs and Project Insiders

	Is clearance to deal required?	Is dealing permitted in an Open Period?	Is dealing permitted in a Closed Period?	Is dealing permitted in a Restricted Period	Is MyCompliance notification required following the transaction?
Staff member (acting on own behalf or via a non-discretionary investment manager)	1	1	X	X	1
PCA (acting on own behalf or via a non-discretionary investment manager)	1	1	X	1	1
Discretionary investment manager (acting on behalf of Staff or PCAs)	X	1	X	1	1
Independent trust arrangement (where Staff or PCAs are beneficiaries)	X	1	X	1	1
Dividend Reinvestment Plan (DRIP) – Staff and PCAs	118	1	X19	X20	X
Share Incentive Plan (SIP) – Staff and PCAs	121	1	X22	X23	X
Trading plans - Staff and PCAs	124	X25	1	X26	1
Collective Investment Vehicle/Unit Trust (in relation to Staff and PCAs)[27]	X	1	1	1	1

Key: 1 Dealing permitted X Dealing not permitted

18

During an Open Period, Staff members (other than plc Directors) and their PCAs are able to join or exit the DRIP without requesting clearance to deal. However, clearance is required prior to any subsequent dealing in any Schroders plc shares acquired through the DRIP.

19	Staff members and their PCAs may not join or exit the DRIP during a Closed Period.

Group Personal Account Dealing Policy     22

20	Project Insiders may not join or exit the DRIP during a Restricted Period. PCAs may join or exit the DRIP during a Restricted Period.
21

During an Open Period, Staff members are able to join, change the terms of their participation or exit the SIP without requesting clearance to deal. However, clearance to deal is required prior to any subsequent dealing, such as a sale of any Schroders plc shares acquired through the SIP.

22	During a Closed Period, Staff may not join, change the terms of their participation or exit the SIP.
23	During a Restricted Period, Project Insiders may not join, change the terms of their participation or exit the SIP.
24

Clearance is required to permit a Staff member or their PCA to enter into a Trading Plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require further clearance.

25

Purchases under a trading plan can continue through a Closed Period provided that the instructions were given in an Open Period. Staff members or their PCAs are not permitted to change the instructions or exit the trading plan during a Closed Period.

26

Purchases under a trading plan can continue through a Restricted Period provided that the instructions were given in an Open Period. Project Insiders are not permitted to change the instructions or exit the trading plan during a Restricted Period.

[27]	If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no pre-clearance or notification is required.

Group Personal Account Dealing Policy     23